Exhibit 15.2

通 商 律 師 事 務 所
Commerce & Finance Law Offices
6F NCI Tower, A12 Jianguomenwai Avenue,
Chaoyang District, Beijing, PRC; Postcode: 100022
Tel:(8610) 65693399 Fax: (8610) 65693838, 65693836, 65693837
Website: www.tongshang.com

April 30, 2012

AirMedia Group Inc.
17/F, Sky Plaza, No. 46 DongZhimenwai Street
Dongcheng District
Beijing, 100027
People’s Republic of China

Dear Sirs,

We hereby consent to the reference to our firm under the headings “Item 3. Key Information—D. Risk Factor” and “Item 4. Information on the Company—B. Business Overview,” insofar as they purport to describe the provisions of PRC laws and regulations, in AirMedia Group Inc.’s Annual Report on Form 20-F for the year ended December 31, 2011 (the “Annual Report”) filed with the Securities and Exchange Commission (the “SEC”). We also consent to the filing with the SEC of this consent letter as an exhibit to the Annual Report.

Sincerely Yours,

/s/Commerce & Finance Law Offices
Commerce & Finance Law Offices